Exhibit 3(b)
NORWEST CORPORATION

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

Pursuant to Section 242 of the General Corporation Law of the State of
Delaware

     We, Stanley S. Stroup, Executive Vice President, and Laurel A. Holschuh, Secretary, of Norwest Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), do hereby certify:

     FIRST: That by unanimous written consent of the Board of Directors of the Corporation duly adopted on September 8, 1998, resolutions were adopted proposing an amendment, as hereinafter set forth, of the Restated Certificate of Incorporation of the Corporation, declaring the advisability of such amendment, and directing that the amendment be presented for the consideration of the stockholders of the Corporation at a special meeting of such stockholders.

     SECOND: That at the special meeting of all such stockholders entitled to vote on the amendment hereinafter set forth, held on October 20, 1998, and called in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, the holders of a majority of the outstanding shares of common stock of the Corporation voted in favor of such amendment, as hereinafter set forth, to the Restated Certificate of Incorporation of the Corporation.

     THIRD: The aforesaid amendment to the Restated Certificate of Incorporation shall become effective at 5:01 p.m. Eastern Standard Time on the date of its filing with the Secretary of State of the State of Delaware.

     FOURTH: That there has been duly adopted, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, an amendment of the Restated Certificate of Incorporation of the Corporation, as follows:

     1.  Article FIRST shall be amended to state in its entirety:

     FIRST:  The name of this corporation is Wells Fargo & Company.

     IN WITNESS WHEREOF, NORWEST CORPORATION has caused its corporate seal to be hereunto affixed and this Certificate to be signed by Stanley S. Stroup, its Executive Vice President, and attested by Laurel
A. Holschuh, its Secretary, this 2nd day of November, 1998.





NORWEST CORPORATION

(Corporate Seal)

By:/s/ Stanley S. Stroup
Executive Vice President


ATTEST:

/s/ Laurel A. Holschuh
Secretary

[Filed in the Office of the Delaware Secretary of State on November 2,
1998]